                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      among

                                 SUNSOURCE INC.,

                             THE HILLMAN GROUP INC.,

                      THE HILLMAN GROUP ACQUISITION CORP.,

                            AXXESS TECHNOLOGIES, INC.

                                       and

                    CERTAIN STOCKHOLDERS AND OPTIONHOLDERS OF

                            AXXESS TECHNOLOGIES, INC.




                                  April 7, 2000

                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----

1.       Definitions...........................................................1
2.       The Merger............................................................9
3.       Representations and Warranties of the Company........................17
4.       Representations and Warranties of the Securityholders................31
5.       Representations and Warranties of the Buyer Parties..................32
6.       Mutual Covenants.....................................................35
7.       Covenants of the Seller Parties......................................36
8.       Covenants of the Buyer...............................................39
9.       Conditions Precedent to the Buyer's Obligations......................41
10.      Conditions Precedent to Obligations of the Seller Parties............42
11.      Indemnification......................................................43
12.      Termination..........................................................49
13.      General..............................................................50


Exhibits
--------

A        Escrow Agreement
B        Certificate of Merger
C        Form of Opinion of Willkie Farr & Gallagher
D        Form of Opinion of Mariscal, Weeks, McIntyre & Friedlander, P.A.
E        Form of Opinion of Morgan, Lewis & Bockius LLP
F-1      Form of Axxess Note
F-2      Form of Warburg 2000 Note
F-3      Form of Warburg 2002 Note

Schedules
---------

2.5      Officers and Directors
3.1      Corporate
3.3      Validity of Contemplated Transactions
3.4      Capitalization and Stock Ownership
3.5      Financial Statements; Certain Liabilities
3.6      Title to Assets and Related Matters
3.7      Real Property
3.8      Certain Personal Property
3.9      Non-Real Estate Leases
3.11     Inventory
3.12     Absence of Undisclosed Liabilities
3.13     Taxes
3.15(a)  Legal Proceedings and Compliance with Law-Defaults
3.15(b) Legal Proceedings and Compliance with Law-Environmental Conditions 3.15(c) Legal Proceedings and Compliance with Law-Environmental Reports 3.15(d) Legal Proceedings and Compliance with Law-Governmental Permits
3.16     Contracts
3.17     Insurance
3.18     Intellectual Property
3.20     Employee Relations
3.21(a)  ERISA-Benefit Plans
3.21(b)  ERISA-Compliance
3.21(c)  ERISA-Tax-Exempt Status
3.21(g)  ERISA-Welfare Plans
3.21(h)  ERISA-Payments
3.21(i)  ERISA-Golden Parachute
3.23     Absence of Certain Changes
3.25     Customers and Suppliers
3.27     Additional Information
4.2      Validity of Contemplated Transactions
7.6      Restricted Sellers
9.6      Customer Notices
13.7     Notices

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made as of the 7th day of April, 2000 by and among SunSource Inc., a Delaware corporation ("SunSource"), The Hillman Group, Inc., a Delaware corporation (the "Buyer"), The Hillman Group Acquisition Corp., a Delaware corporation (the "Acquisition Company," and together with the Buyer and SunSource, the "Buyer Parties"), Axxess Technologies, Inc., a Delaware corporation (the "Company"), and the Persons listed on the signature page hereto (the "Securityholders," and together with the Company, the "Seller Parties" and with the Buyer Parties, the "Parties"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         A. The respective Boards of Directors of the Company and the Acquisition Company have approved a merger (the "Merger") of the Acquisition Company with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.6 to the holders of the Company's equity securities. The stockholders representing at least a majority of the outstanding shares of the Company's outstanding Common Stock have agreed to vote their shares in favor of the Merger.

         B. In connection with the Merger, the Parties previously entered into an Agreement and Plan of Merger, dated as of October 27, 1999 (the "Original Agreement").

         C. The Parties now desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

                                   WITNESSETH:

         In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1. Definitions.

         For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

         "1998 Matters" means those matters set forth in the letter dated of even date herewith delivered by the Company to Sunsource.

         "Accounts Receivable" means, as of any date, any trade accounts receivable and notes receivable.

         "Acquisition Proposal" is defined in Section 7.5(b).

         "Affiliates" means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party.

         "Aggregate Axxess Note Amount" means the amount of $7,000,000.

         "Agreement" means this Agreement and the Exhibits and Disclosure Schedules hereto.

         "Assets" means all of the assets of every kind and description, real and personal, tangible and intangible, that are owned or possessed by any Person.

         "Axxess Note" shall mean one of a series of subordinated notes made by the Surviving Corporation in the aggregate principal amount of the Aggregate Axxess Note Amount, in the form attached hereto as Exhibit "F-1."

         "Balance Sheet Date" is defined in Section 3.5.

         "Benefit Plan" means any (y) "employee benefit plan" as defined in
Section 3(3) of ERISA, and (z) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement.

         "Business" means the entire business and operations of the Company.

         "Business Day" means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

         "Buyer" is defined above in the preamble.

         "Buyer Parties" is defined above in the preamble.

         "Certificate of Merger" is defined in Section 2.2.

         "Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Closing" is defined in Section 2.12.

         "Closing Balance Sheet" is defined in Section 2.14(a).

         "Closing Date" is the date on which the Closing is held.

         "Closing Net Worth" is defined in Section 2.14(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Base Number" is defined in Section 2.6(e).

         "Common Holder" is defined in Section 2.9(a).

         "Common Merger Consideration" is defined in Section 2.6(c).

         "Common Shares" is defined in Section 2.6(c).

         "Company" is defined above in the preamble.

         "Company Balance Sheet" is defined in Section 3.5.

         "Company's knowledge" or "knowledge of the Company" means the actual knowledge of any Securityholder or of any director or officer of the Company.

         "Controlled Affiliate," with respect to a particular Person, means an Affiliate of such Person that is controlled by such Person.

         "Contract" means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

         "Copyrights" means all copyrights in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof, owned, used or licensed, directly or indirectly, by the Company.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable Law.

         "Credit Agreement" is defined in Section 2.13(d).

         "Damages" is defined in Section 11.1.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "Dissenting Shares" is defined in Section 2.8.

         "Effective Time" is defined in Section 2.2.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environmental Condition" is defined in Section 3.15(b).

         "Environmental Law" means all Laws and Court Orders in existence as of the Closing Date relating to pollution or protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" is defined in Section 2.6(j).

         "Escrow Agent" means Chase Manhattan Trust Company, National
Association.

         "Escrow Agreement" means the escrow agreement among the Holders' Representative, the Buyer Parties and the Escrow Agent in substantially the same form as Exhibit "A."

         "Escrow Funds" is defined in Section 2.6(j).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted US accounting principles.

         "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

         "Hazardous Substances" means (a) any "hazardous substance" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq., (b) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss.11001 et seq., (c) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq., (d) any

"pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., as any of such laws in clauses (a) through (d) as amended, and (e) any regulated substance or waste under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

         "Holder" is defined in Section 2.9(a).

         "Holders' Representative" is defined in Section 11.3.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" is defined in Section 11.1.

         "Indemnified Person" is defined in Section 8.4(b).

         "Intellectual Property" means any Copyrights, Patents, Trademarks, Trade Secrets and any applications therefor and any Internet domain names registered to the Company.

         "Inventory" means all inventory of the Company, including raw materials, supplies, packaging supplies, work in process and finished goods.

         "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental or quasi-governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Lenders" is defined in Section 2.13(d).

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Material Adverse Effect" means a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Company.

         "Merger" is defined above in the Background section.

         "Merger Consideration" means the Series A Merger Consideration, the Series B Merger Consideration and the Common Merger Consideration.

         "Minor Contract" is defined in Section 3.16(a).

         "Net Common Consideration" is defined in Section 2.6(e).

         "Non-Competition Period" is defined in Section 7.6.

         "Non-Real Estate Leases" is defined in Section 3.9.

         "Off-the-Shelf Software" means any applications software that is licensed to the Company by a third party in its standard, unmodified condition pursuant to a "shrinkwrap," "clickwrap" or other standard license agreement for a one-time license fee of $5,000 or less.

         "Option" is defined in Section 2.6(d).

         "Option Cancellation Acknowledgment" is defined in Section 2.6(d).

         "Option Shares" is defined in Section 2.6(d).

         "Optionholder Consideration" is defined in Section 2.6(d).

         "Ordinary course" or "ordinary course of business" means the ordinary course of business for the Company that is consistent with its past practices, and when used in connection with Liabilities, such phrase excludes, among other things, Liabilities related to any breach of a Contract, any breach of warranty, any breach of a Law, any tort, products liability and workmen's compensation.

         "Outstanding Tax Audits" means the outstanding Tax Audits described on
Schedule 3.13.

         "Participating Common Holder" is defined in Section 2.6(e).

         "Parties" is defined above in the preamble.

         "Patents" means all patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, used or licensed, directly or indirectly, by the Company.

         "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

         "Prime Rate" means the prime lending rate as announced from time to time in The Wall Street Journal.

         "Pro Rata Escrow Share" means, for each Participating Common Holder, $2.4 million multiplied by such Participating Common Holder's Pro Rata Share.

         "Pro Rata Share" means, for each Participating Common Holder, a fraction, the numerator of which equals the aggregate Common Merger Consideration (for consideration paid under Section 2.6(c)) plus the aggregate Optionholder Consideration (for consideration paid under Section 2.6(d)) paid to such Participating Common Holder, and the denominator of which equals the Net Common Consideration.

         "Real Property" is defined in Section 3.7.

         "Reasonable Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved.

         "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

         "Required Consents" is defined in Section 3.3.

         "Scheduled Environmental Matters" means any Liability arising out of, relating to, or as a result of the matters identified on Schedule 3.15(b).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securityholder Documents" is defined in Section 2.9(a).

         "Securityholders" is defined above in the preamble.

         "Seller Parties" is defined above in the preamble.

         "Series A Preferred Stock" means the Series A Preferred Stock, par value $0.01 per share, of the Company.

         "Series A Shares" is defined in Section 2.6(a).

         "Series B Preferred Stock" means the Series B Preferred Stock, par value $0.01 per share, of the Company.

         "Series B Shares" is defined in Section 2.6(b).

         "Shares" means any Common Shares, Series A Shares or Series B Shares.

         "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and all firmware, that is owned by or licensed to the Company or used, or has been developed or designed for or is in the process of being developed or designed for use, directly or indirectly, by the Company, and any and all documentation and object and source codes related thereto.

         "SunSource Credit Agreement" means that certain Revolving Credit, Term Loan, Guaranty and Security Agreement dated December 15, 1999 entered into among SunSource, certain Affiliates of SunSource, the Agent and the other lenders party thereto.

         "SunSource Financial Statements" is defined in Section 5.7.

         "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

         "Termination Date" means April 15, 2000.

         "Total Debt" is defined in Section 2.13.

         "Trade Secrets" means all know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, owned, used or licensed either directly or indirectly (as licensor or licensee) by the Company except to the extent that any such item is generally available to the public.

         "Trademarks" means trademarks, service marks, trademark and service mark applications, brand names, certification marks, trade dress, goodwill associated with the foregoing, and all registrations in any jurisdictions of, and all applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application owned, used or licensed, directly or indirectly, by the Company.

         "Transaction Documents" means this Agreement, the Certificate of Merger, any Axxess Note, the Warburg 2000 Note, the Warburg 2002 Note and the Escrow Agreement.

         "Transaction Expenses" is defined in Section 2.6(e).

         "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

         "US" means the United States of America.

         "Warburg 2000 Note" shall mean a subordinated note of the Surviving Corporation issued to WPI in the aggregate principal amount of the Warburg 2000 Note Amount, in the form attached hereto as Exhibit "F-2."

         "Warburg 2002 Note" shall mean a subordinated note of the Surviving Corporation issued to WPI in the aggregate principal amount of the Warburg 2002 Note Amount, in the form attached hereto as Exhibit "F-3."

         "Warburg 2000 Note Amount" means the amount of $5,000,000.

         "Warburg 2002 Note Amount" means the amount of $11,000,000.

         "WPI" means Warburg, Pincus Investors, L.P.

         "Welfare Plan" is defined in Section 3.21(g).

         "Wells Fargo" is defined in Section 2.13(d).

2. The Merger.

         2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Acquisition Company shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 9 and 10. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Axxess Technologies, Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Acquisition Company shall cease.

         2.2 Effective Time. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit "B" (the "Certificate of Merger"), as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger (the "Effective Time").

         2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

         2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Acquisition Company shall be the certificate of incorporation of the Surviving Corporation at the

Effective Time. The bylaws of the Acquisition Company shall be the bylaws of the Surviving Corporation at the Effective Time.

         2.5 Directors and Officers . The directors and officers of the Acquisition Company, whose names are set forth in Schedule 2.5, shall be the directors and officers of the Surviving Corporation at the Effective Time.

         2.6 Conversion of Shares and Options.

             (a) Each share of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Series A Shares") shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder (defined below) thereof, be converted into the right to receive a payment in the amount of $3306.596 plus $0.827 per day for each day following the date hereof through the Closing Date (the "Series A Merger Consideration"). Any shares of Series A Preferred Stock held in the treasury of the Company shall be canceled.

A portion of the Series A Merger Consideration due to WPI as the holder of the Series A Shares in an amount equal to the Warburg 2000 Note Amount shall be paid to WPI by issuance of the Warburg 2000 Note, and the balance of the Series A Merger Consideration shall be paid to WPI in cash.

             (b) Each share of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Series B Shares") shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof, be converted into the right to receive a payment in the amount of $1,651.593 plus $0.413 per day for each day following the date hereof through the Closing Date (the "Series B Merger Consideration"). Any shares of Series B Preferred Stock held in the treasury of the Company shall be canceled.

A portion of the Series B Merger Consideration due to WPI as the holder of the Series B Shares in an amount equal to the Warburg 2002 Note Amount shall be paid to WPI by issuance of the Warburg 2002 Note, and the balance of the Series B Merger Consideration shall be paid to WPI in cash.

             (c) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Common Shares") (other than Dissenting Shares, defined below) shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof, be converted into the right to receive, except as otherwise provided in Section 2.6(g), an amount that shall be determined according to Section 2.6(e) (the "Common Merger Consideration"). Any shares of Common Stock held in the treasury of the Company shall be canceled.

             (d) Each option to acquire Common Stock of the Company that is outstanding immediately prior to the Effective Time, whether or not exercisable at such time (an "Option"), shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof except as provided below in this paragraph (d), be converted into the right to receive, except as otherwise provided in Section 2.6(g), an amount equal to the Common Merger Consideration allocable to the shares of Common Stock then subject to the Option (the "Option Shares") minus the aggregate exercise price of the Option for acquisition of the Option Shares ("Optionholder Consideration"), upon delivery of an executed acknowledgment of the cancellation of the Option (an "Option Cancellation Acknowledgment").

             (e) The aggregate consideration payable in the Merger (the "Net Common Consideration") with respect to all Common Shares outstanding immediately prior to the Effective Time and all Option Shares issuable upon the exercise of Options that are outstanding immediately prior to the Effective Time shall be an amount equal to $110 million plus the aggregate exercise price of the Options, less the sum of (i) the Total Debt, (ii) the Series A Merger Consideration,
(iii) the Series B Merger Consideration and (iv) any expenses paid or payable by the Company with respect to the Transactions for accounting, legal, tax, finders fees, facilitation fees or fees for advisory or other services, including all fees and expenses payable in connection with the Transactions to Deutsche Banc Alex. Brown Incorporated and Willkie Farr & Gallagher (collectively, "Transaction Expenses"), in excess of $2,250,000, which amount of Transaction Expenses shall be borne by WPI. Such total number of outstanding Common Shares and issuable Option Shares is referred to herein as the "Common Base Number." The Common Merger Consideration payable with respect to each Common Share and each Option Share as to which a Common Holder has returned its Securityholder Documents (a "Participating Common Holder") shall be an amount equal to the quotient (rounded to the nearest $.01) obtained by dividing (x) the Net Common Consideration by (y) the Common Base Number (the "Common Consideration Payment Amount"). Each Common Holder's Common Consideration Payment Amount shall be apportioned between an Axxess Note and cash as follows: (a) such Common Holder's Pro Rata Share of the Aggregate Axxess Note Amount, in the form of an Axxess Note, and (b) the remainder payable in cash.

             (f) The Surviving Corporation shall pay the Series A Merger Consideration and Series B Merger Consideration at the Closing upon the surrender of the Securityholder Documents specified below or at such later date when such documents may be surrendered.

             (g) The Surviving Corporation shall pay the Net Common Consideration as follows:

                 (i) $2.4 million of the Net Common Consideration (in the form of an Axxess Note in the aggregate principal amount of $2.4 million) shall be deposited on the Closing Date into an escrow account to be established with the Escrow Agent pursuant to the Escrow Agreement and, except as otherwise provided by Section 12, the Escrow Agent shall distribute such amount together with any investment income earned thereon from and after the Closing Date (the "Escrow Funds") in accordance with Section 2.10 and the Escrow Agreement; and

                 (ii) an amount equal to the Net Common Consideration less $2.4 million (the "Closing Common Consideration") will be payable at the Effective Time upon the surrender of the Securityholder Documents specified below or at such later date when such documents may be surrendered; the Surviving Corporation shall pay to each Participating Common Holder an amount equal to the product of (A) a fraction, the numerator of which is the aggregate of the number of Common Shares and Option Shares with respect to which the Participating Holder has provided the appropriate Securityholder Documents and the denominator of which is the Common Base Number, and (B) the Closing Common Consideration. In the case of any Participating Common Holder who has returned Securityholder Documents with respect to Option Shares, the Surviving Corporation shall deduct from the amount payable to such Participating Common Holder and retain an amount equal to the aggregate exercise price for such Option Shares.

             (h) The Buyer shall take all steps necessary to provide the Surviving Corporation with funds, as of the Effective Time, in an amount sufficient to make all the payments contemplated by Section 2.6 at the Effective Time.

         2.7 Conversion of Acquisition Company Capital Stock. Each share of capital stock of the Acquisition Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Buyer, the Company or the Holder thereof, be converted into one share of common stock of the Surviving Corporation.

         2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Common Merger Consideration, unless and until such Holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL; and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Common Merger Consideration without any interest thereon, pursuant to the terms of Section 2.6(c). Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the stockholders owning the Dissenting Shares.

         2.9 Exchange of Shares and Options.

             (a) The Surviving Corporation shall pay in same day funds to each record holder (a "Holder"), as of the Effective Time, (i) of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), or (ii) of an outstanding Option that immediately prior to the Effective Time entitled the Holder to acquire Option Shares, upon surrender of the respective Securityholder Documents (defined below), the appropriate amount specified in Section 2.6. The Common Merger Consideration payable with respect to any Common Shares or Option Shares shall be allocated in accordance with Section 2.6 between the initial amount to be paid upon surrender of the appropriate Securityholder Documents and the remaining amount to be paid from the Escrow Funds. The documents to be delivered by Holders of Shares and Options at and after the Effective Time (the "Securityholder Documents") shall be (i) in the case of Shares, the Certificates representing the Shares and a duly executed letter of transmittal in the form provided by the Buyer and (ii) in the case of the Options, a duly executed Option Cancellation Acknowledgment. All such surrendered Certificates shall be canceled upon their delivery and payment in respect thereof as provided herein. The term "Common Holder" means any Holder who is a record holder, as of the Effective Time, of any Certificates representing Common Shares or of any Options, or both.

             (b) If any Certificate is not so surrendered at the Effective Time, promptly thereafter the Surviving Corporation shall mail to the Holder thereof a second letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of title to such Certificate shall pass, only upon proper delivery of the Certificate and such letter of transmittal to the Surviving Corporation) and instructions for effecting the surrender of such Certificate in exchange for the payment to be made therefor pursuant to Section
2.6. Upon surrender to the Surviving Corporation of such Certificate, together with such letter of transmittal, the Holder of the Certificate shall be paid in exchange therefor cash in accordance with Section 2.6.

             (c) No interest will be paid or accrued on the amounts payable upon the surrender of the Securityholder Documents. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the Holder of the Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates evidencing Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration in cash allocated to the number of Shares evidenced by such Certificate.

         2.10 Payment of Escrow Funds.

             (a) The Escrow Agent shall pay the Escrow Funds to the Participating Common Holders in accordance with this Section 2.10 and pursuant to the terms and conditions of the Escrow Agreement. On each payment date specified below, the Escrow Agent shall pay to each Participating Common Holder an amount equal to the product of (a) such Participating Common Holder's Pro Rata Share multiplied by (b) the aggregate amount of the Escrow Funds to be paid on such payment date pursuant to this Section 2.10, as reduced pursuant to paragraph (b), (c) or (d) below, as appropriate.

             (b) On the first anniversary of the Closing Date, the Participating Common Holders shall be paid an amount (the "Anniversary Escrow Payment") equal to the Escrow Funds remaining, less (i) the amount of any unresolved claims for indemnification under Section 11.1 other than claims related to any 1998 Matters and, with respect to a particular Participating Common Holder, any claims for indemnification against such Participating Holder under Section 11.2 (collectively, "Unresolved Claims") and (ii) either (x) $1 million unless, by such time, either the applicable statute of limitations has expired without challenge with respect to the 1998 Matters or the IRS has challenged and resolved the 1998 Matters (the "1998 Holdback"), or (y) if resolved, the amount, if any, required to be paid to resolve the 1998 Matters (unless previously paid from the Escrow Funds).

             (c) On the date that is the earlier of (x) five Business Days after the date on which the applicable statute of limitations has expired without challenge with respect to the 1998 Matters or (y) if the IRS has challenged the manner in which the Company has accounted for the 1998 Matters, five Business Days after the date on which such challenge has been resolved and is final, an amount equal to the Escrow Funds remaining, less (i) $1,400,000, if the Anniversary Escrow Payment has not been made, (ii) the amount of any then Unresolved Claims (not including amounts required to be paid to resolve the 1998 Matters) and (iii) the amount, if any, required to be paid to resolve the 1998 Matters (unless previously paid from Escrow Funds).

             (d) To the extent that any payment to the Participating Common Holders pursuant to clauses (b) or (c) above is reduced as a result of the pendency of an Unresolved Claim, the parties hereto agree to pay to the Participating Common Holders an amount equal to the difference between the amount so withheld and the amount, if any, finally agreed to be owing to the Buyer in respect of such Unresolved Claim (if less than the amount withheld) within five Business Days of the resolution of such Unresolved Claim.

             (e) The Holders' Representative and the Buyer shall provide joint written directions to the Escrow Agent on each of the foregoing dates as to the amount of Escrow Funds to be disbursed on such date.

             (f) Upon the payment of any principal amounts due under any Axxess Notes being held in escrow, such payments shall be made directly to the Escrow Agent, and such amounts shall thereafter be deemed a portion of the Escrow Funds. All payments to be made from the Escrow Funds to Participating Common Holders shall be made via delivery to such Participating Common Holder of a Axxess Note having an aggregate principal amount equal to the product of (x) such Participating Common Holder's Pro Rata Escrow Share and (y) the applicable aggregate Escrow Fund payment amount or if such Axxess Notes have been repaid and replaced with cash, a cash payment in the same amount. For purposes of any Escrow Fund payments in Axxess Notes, the value of the Axxess Notes for purposes of determining the amount of any compensation payable shall be the principal amount thereof . Notwithstanding anything herein to the contrary, at the end of each 12-month period, any "in kind" or "PIK" interest paid in respect of Axxess Notes being held in escrow shall be paid directly to the holders of such Axxess Notes.

             (g) Any payments to be made from the Escrow Funds to any Buyer Indemnified Party for any Claims to be paid to such Buyer Indemnified Party from the Escrow Funds pursuant to Section 11.4 shall be made via a reduction of the principal amount of each Axxess Note held by the Escrow Agent in an amount equal to the product of (x) the Participating Common Holder's Pro Rata Share that holds each such Axxess Note and (y) the aggregate amount of such payment of Escrow Funds, or if such Axxess Notes have been repaid and replaced with cash, a cash payment in the same amount.

         2.11 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this Section 2. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

         2.12 Closing. A closing for the Transaction (the "Closing") will be held at the offices of Morgan, Lewis & Bockius LLP, and subject to the satisfaction or waiver of the conditions set forth in Sections 9 and 10, the Closing Date will be such date as the Buyer and the Company shall mutually agree, but in no event later than the Termination Date or at such other place and on such other date as the Company and the Buyer may agree in writing.

         2.13 Closing Deliveries. At the Closing:

             (a) the Surviving Corporation shall file with the Delaware Secretary of State a duly executed and verified Certificate of Merger, as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof;

             (b) the Buyer shall pay in accordance with Section 2.6 the Series A Merger Consideration, the Series B Merger Consideration and the Closing Common Consideration to the Holders who shall have delivered their Securityholder Documents in accordance with Section 2.9;

             (c) the Buyer shall pay in accordance with Section 2.6 the Escrow Funds, to the Escrow Agent;

             (d) the Company shall deliver to the Buyer a letter from Wells Fargo Bank, National Association ("Wells Fargo"), as agent for the lenders under the $52 million Amended and Restated Credit Agreement, dated as of October 20, 1998, as amended (the "Credit Agreement"), by and among Wells Fargo, as agent, BankBoston, N.A., Imperial Bank and Wells Fargo, as lender (collectively, the "Lenders"), specifying the aggregate amount required to discharge all Liabilities of the Company under the Credit Agreement as of the Closing Date (collectively, the "Total Debt"), and on behalf of the Company, the Buyer shall pay such amount to Wells Fargo, as agent for the Lenders; and

                  (e) the Company shall deliver to the Buyer a certificate representing the total amount of Transaction Expenses and the Persons to whom such expenses are owed, and on behalf of the Company, the Buyer shall pay the Transaction Expenses to such Persons, net of the $2,250,000 in Transaction Expenses to be borne by WPI.

         Any payment to be made in cash at the Closing shall be made by a wire transfer of immediately available funds unless the intended recipient agrees otherwise in writing.

         2.14 Post-Closing Merger Consideration Adjustment.

             (a) The Merger Consideration shall be adjusted on a dollar-for-dollar basis (the "Adjustment") to the extent that the Closing Net Worth (defined below) is less than $66.0 million. Ernst & Young LLP (the "Seller's Accountant") shall perform by June 15, 2000 a review of the balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") in accordance with the AICPA Statement of Standards for Accounting and Review Services (SSARS) #1 and issue a report thereon. The Closing Balance Sheet shall be prepared by the Company in accordance with GAAP, consistent with past practices. Using the financial statements upon which the Seller's Accountant performed the SSARS #1 review, the Seller's Accountant shall also prepare a special procedures report in accordance with Statement of Auditing Standards #75 which shall set forth a calculation of "Closing Net Worth" in accordance with this Agreement. The Seller's Accountant shall deliver the Closing Net Worth calculation and such computation to both Buyer and the Holders' Representative, and promptly after its receipt of such computation, the Buyer shall give the Holders' Representative notice (the "Adjustment Notice") of any proposed Adjustment (the "Proposed Adjustment") unless the Buyer gives a Dispute Notice in accordance with Section 2.14(b). The Buyer shall also be entitled to access to all work papers and all other supporting accounting documents of the Seller's Accountant related to such determinations. In addition, the Buyer and Buyer's accountant, PricewaterhouseCoopers LLP, shall be entitled to ask questions, receive answers and request such other data and information from the Seller's Accountant as shall be reasonable under the circumstances. "Closing Net Worth" means, as of the Closing Date, the total Assets of the Company minus the total Liabilities of the Company (excluding the Total Debt and deferred financing fees). The Adjustment, if any, shall earn interest from the Closing Date until the Settlement Date, as defined below, at a rate equal to the short-term AFR rate published in the Wall Street Journal on the Closing Date.

             (b) The Buyer may dispute the Closing Net Worth calculation as provided in this paragraph (b). The Buyer shall give the Holders' Representative notice of any disagreement that it may have with the Closing Net Worth calculation (the "Dispute Notice") within 60 days after the Buyer receives the Closing Balance Sheet, and the Dispute Notice shall specify in reasonable detail the nature of the disagreement. During the 30 days after the date on which the Dispute Notice is given, the Holders' Representative and the Buyer shall attempt, in good faith, to resolve such dispute. If they fail to reach a written agreement regarding the dispute within such 30-day period (or such longer period to which they may agree in writing), the Buyer and the Holders' Representative shall present the disputed items concerning the Adjustment to the accounting firm of Deloitte & Touche LLP (the "Independent Accountant") for resolution. If the Independent Accountant is engaged, then (i) the Holders' Representative and the Buyer shall submit to the Independent Accountant in writing not later than 15 days after the Independent Accountant is engaged their respective positions with respect to the Closing Net Worth Calculation, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Holders' Representative and the Buyer shall request the Independent Accountant to render its decision regarding the Closing Net Worth calculation as promptly as practical, which decision shall be final and binding on, and nonappealable by, the Holders' Representative and the Buyer. The costs of engaging the Independent Accountant shall be shall be borne (i) by the Common Holders in the proportion that the dollar amount of the disputed Closing Net Worth submitted that is successfully disputed by the Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of the disputed Closing Net Worth and (ii) by the Buyer in the proportion that the dollar amount of the disputed Closing Net Worth submitted that is successfully disputed by the Buyer (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of the disputed Closing Net Worth.

             (c) If there is an Adjustment, the Securityholders in accordance with their Pro Rata Shares shall pay the Adjustment and any interest accrued thereon to the Buyer by a wire transfer of immediately available funds within 15 days after the resolution of the dispute in accordance with the terms hereof. Such date by which payment of the Adjustment is to be made is referred to as the "Settlement Date."

             (d) If an Adjustment payment is not paid by the Settlement Date, the Party obligated to make such payment shall also pay to the party entitled to receive the Adjustment payment interest on the amount of the Adjustment at a rate of 15% per annum, which shall accrue from the Settlement Date to the date of actual payment.

3. Representations and Warranties of the Company.

         The Company represents and warrants to the Buyer Parties as follows, as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to actions specifically contemplated hereby):

         3.1 Corporate. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where such corporation is required to be so qualified to avoid liability or disadvantage, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to the Buyer current, correct and complete copies of the

Company's Charter Documents and bylaws, both of which are in full force and effect. Schedule 3.1 lists with respect to the Company its jurisdiction of incorporation, officers and directors and states in which it is qualified to do business as a foreign corporation.

         3.2 Authorization. The Company has the requisite power and authority to lease and operate its properties and other assets and to carry on the Business. The Company has the requisite power and authority to execute and deliver any of the respective Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have respectively been duly authorized by all necessary corporate action, including, when necessary, approval by the stockholders of the Company under the DGCL. Each Transaction Document executed and delivered by the Company has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

         3.3 Validity of Contemplated Transactions. Except for any filings, consents or approvals set forth on Schedule 3.3 (the "Required Consents") and for compliance with the HSR Act, neither the execution and delivery by any Seller Party of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions performed or to be performed by any Seller Party, will require any filing, consent, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Company is subject, (b) the Charter Documents or by-laws of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party by which the properties or other assets of the Company may be subject, except for such filings, consents, renegotiations and approvals that, if not made or obtained, or Defaults and payment obligations that, in the aggregate, would not have a Material Adverse Effect.

         3.4 Capitalization and Stock Ownership.

             (a) The total authorized capital stock of the Company is (i) 2,000,000 shares of Common Stock, 1,201,960 shares of which are issued and outstanding on the date hereof, (ii) 100,000 shares of Series A Preferred Stock, 6,068 shares of which are issued and outstanding on the date hereof and (iii) 100,000 shares of Series B Preferred Stock, 9,617 shares of which are issued and outstanding on the date hereof. Except for the Options to acquire a total of 49,820 shares of Common Stock that are described on Schedule 3.4, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. The outstanding Shares are all duly and validly authorized and issued, fully paid and non-assessable. The outstanding capital stock of the Company and the Options are owned of record by the Persons listed on Schedule 3.4 in the amounts shown thereon. As of the Effective Time, all of the Options will have been exercised or terminated. As of the Effective Time, the Stockholders' Agreement dated as of August 15, 1994, by and among the Company, WPI and certain other stockholders listed therein (the "Stockholders' Agreement") will be terminated and have no further effect.

             (b) The Company complied with all applicable Laws in connection with the issuance of the Shares, and none of the Shares was issued in violation of any Contract binding upon the Company.

         3.5 Financial Statements; Certain Liabilities. The Company has delivered to the Buyer correct and complete copies of financial statements for the Company consisting of a balance sheet of the Company as of December 31, 1994, 1995, 1996, 1997, and 1998 and the related statements of income, retained earnings and cash flows for the years then ended, all of which have been audited by the firm of Ernst & Young LLP (the "Audited Financial Statements"). The Company has also delivered to the Buyer correct and complete copies of the Company's unaudited financial statements consisting of a balance sheet as of December 31, 1999 and February 26, 2000 and the related statements of income and cash flows for the twelve-month period and the two-month period, respectively, then ended (the "Pre-Signing Unaudited Statements," and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements are consistent in all material respects with the books and records of the Company, and there have not been and will not be any material transactions that have not been recorded in the accounting records underlying such Financial Statements, other than deferred financing fees of approximately $550,000 to be expensed in connection with the repayment of the Credit Agreement at Closing. The Financial Statements present fairly the financial position and the Assets and Liabilities of the Company as of the dates thereof, and the results of its operations for the periods then ended, all in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited Financial Statements. The balance sheet of the Company as of December 31, 1999 that is included in the Financial Statements is referred to herein as the "Company Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date." As of the Closing Date, the Company will not have any further Liability with respect to the Total Debt upon payment of the amount specified in the certificate to be delivered under Section 2.13(d), and the Company will not have any Transaction Expenses other than those specified in the certificate to be delivered under Section 2.13(e). Attached as Schedule 3.5 are any management letters prepared by the Company's auditors for each of 1996, 1997, and 1998.

         3.6 Title to Assets and Related Matters. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets, free from any Encumbrances except for (i) those specified in
Schedule 3.6, (ii) Encumbrances to secure indebtedness reflected on the Audited Financial Statements or revolving indebtedness incurred in the ordinary course of business and consistent with past practice after the date hereof, (iii) mechanics', materialmens' and other Encumbrances that have arisen in the ordinary course of business and that are not material in amount, and (iv) Encumbrances that, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and to the Company's knowledge, such use does not encroach on the property or rights of anyone else. All Real Property of the Company and tangible personal property (other than Inventory) included in the Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted and are free from any known material defects.

         3.7 Real Property. Schedule 3.7 accurately describes all real estate used by the Company in the operation of the Business as well as any other real estate possessed or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). Schedule 3.7 also accurately describes any other real estate previously owned, leased or otherwise operated by the Company or any predecessor thereof at any time during the five years prior to the date hereof and the time periods of any such ownership, lease or operation. Except for such matters that would not have a Material Adverse Effect, all of the Real Property (a) is usable in the ordinary course of business and is in good operating condition and repair and (b) conforms with any applicable Laws, except with respect to Environmental Laws, which are particularly addressed in Section
3.15. The Company, or the landlord of any Real Property leased by it, has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from its Real Property. Except as set forth on Schedule 3.7, each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented or amended and neither the tenant nor, to the Company's knowledge, the landlord under any such lease is in material Default under any such lease, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the landlord or tenant to terminate any such lease.

         3.8 Certain Personal Property. Schedule 3.8 is a complete fixed asset schedule that (a) describes all items of tangible personal property with an individual carrying value of at least $10,000 that were included in the Company Balance Sheet and (b) lists the respective locations of any such items that are not located on the Real Property. All of such personal property included on such fixed asset schedule is usable in the ordinary course of business and conforms with any applicable Laws relating to its use and operation by the Company. No Person other than the Company owns any vehicles, equipment or other tangible assets located on the Real Property that have been used by the Company or that are necessary for the operation of the Business. The Assets of the Company are suitable for the purposes for which such assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear, and there are no facts or conditions affecting the Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated.

         3.9 Non-Real Estate Leases. Schedule 3.9 lists all assets and property (other than Real Property) that are possessed by the Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $10,000 (each, an "Immaterial Lease"). Schedule 3.9 also lists the leases under which such assets and property listed on Schedule 3.9 are possessed.

All of such leases (excluding Immaterial Leases) are referred to collectively herein as the "Non-Real Estate Leases." Each Non-Real Estate Lease is in full force and effect, and has not been assigned, modified, supplemented or amended.

         3.10 Accounts Receivable. The Accounts Receivable are bona fide Accounts Receivable created in the ordinary course of business. To the Company's knowledge, there are no facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectability of such Accounts Receivable in excess of any reserves therefor set forth on the Company Balance Sheet.

         3.11 Inventory. The Inventory included in the Assets consists of items of good, usable and (where held for sale in the ordinary course of business) merchantable quality in all material respects. Such Inventory is recorded in the Financial Statements in accordance with GAAP at the lower of average cost or market value, and no write-down of such Inventory has been made or should have been made pursuant to GAAP during the past two years. Schedule 3.11 specifies those portions of the Inventory that consist of finished goods and raw materials.

         3.12 Absence of Undisclosed Liabilities. The Company does not have any Liabilities other than (a) Liabilities described on Schedule 3.12, (b) Liabilities reflected or reserved for on the Company Balance Sheet, except as heretofore paid or discharged, (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Company, and (d) Liabilities under any Contracts that are specifically disclosed on any Schedule (or not required to be disclosed because of the term or amount involved).

         3.13 Taxes. Except as set forth in Schedule 3.13, (i) the Company has duly and timely filed all material returns for Taxes that are required to be filed and that were due prior to the Closing Date, and such tax returns are true and correct in all material respects; (ii) the Company has paid all Taxes shown as being due pursuant to such returns or pursuant to any assessment received;
(iii) all material Taxes related to the Company that it has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by it for such payment; (iv) the reserve for Taxes on the Company Balance Sheet is sufficient to satisfy the obligations for material Taxes of the Company through the Closing Date; (v) there are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to the Company for any period for which returns have or should have been filed; and (vi) the Company has not agreed to extend the time or to waive the applicable limitations period for the assessment of any deficiency or adjustment for any taxable year; (vii) the Company currently has, and in each year since its incorporation has had a taxable year ended on December 31 and the Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since the Company's incorporation; (viii) there are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G or 162(m) of the Code and (ix) the Company is not or has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement. The Outstanding Tax Audits described on Schedule 3.13 are no longer pending, and a true and correct copy of the Company's settlement terms with the IRS has been previously delivered to Buyer.

         3.14 Subsidiaries. Except for investments in marketable securities, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity. The Company does not own any interest in, control or have any Liabilities with respect to LAFI, Inc.

         3.15 Legal Proceedings and Compliance with Law.

              (a) Except as set forth on Schedule 3.15(a), there is no Material Litigation (defined below) that is pending or, to the Company's knowledge, threatened against or related to the Company. "Material Litigation" means any Litigation that involves a claim in excess of $10,000 or seeks material injunctive relief. The aggregate amount of Damages sought under all Litigation other than Material Litigation does not exceed $100,000. There has been no Default under any Laws applicable to the Company, including Environmental Laws, and the Company has not received any written notices from any governmental entity alleging any Defaults under any Laws, in each case excepting Defaults that in the aggregate would not have a Material Adverse Effect. Schedule 3.15(a) describes any material Defaults that have occurred during the past five years under any Laws relating to worker safety, including the Occupational Safety and Health Act of 1970, as amended. There is no Default with respect to any Court Order applicable to any Seller Party with respect to the Company.

              (b) Except as set forth on Schedule 3.15(b), without limiting the generality of Section 3.15(a), there are not any Environmental Conditions (as defined below) (i) at any Real Property, (ii) at any property owned, leased, occupied or operated at any time by the Company or any of its predecessors, or
(iii) at any property at or to which the Company disposed of, transported or arranged for the disposal or transportation of any Hazardous Substances, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means the presence of Hazardous Substances or underground petroleum storage tanks, whether created by the Company or any third party, at any such property or premises specified in any of clauses (i) through
(iii) above that does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal liability of the Company under an Environmental Law, or (C) create a public or private nuisance for which the Company may be liable at law or in equity.

              (c) The Company has delivered or made available to the Buyer complete copies of any written reports, studies or assessments in the possession or control of the Company or any Affiliate thereof that relate to any Environmental Condition. Schedule 3.15(c) identifies any other reports, studies and assessments that relate to any Environmental Condition of which the Company has knowledge.

              (d) Except as set forth on Schedule 3.15(d) or where a Material Adverse Effect would not result, the Company has obtained, or has filed timely and sufficient applications to obtain or to renew, and is in compliance with, all Governmental Permits, all of which are listed in Schedule 3.15(d) along with their respective expiration dates, that are required for the complete operation of the Business as currently operated. All of the Governmental Permits are currently valid and in full force by operation of law or otherwise. To the Company's knowledge, no revocation, cancellation or withdrawal thereof is threatened.

         3.16 Contracts.

              (a) Schedule 3.16 lists all Contracts of the following types to which the Company is a party or by which it is bound, except for any Contract that may be terminated by the Company on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of the Company involves an amount of less than $75,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                  (i) Contracts with any present or former stockholder,
              director, officer, employee, partner or consultant of the Company or Affiliate thereof.

                  (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, that involve an amount in excess of $75,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $75,000 with respect to any one supplier or other party;

                  (iii) Contracts to sell or supply products or to perform
              services that involve an amount in excess of $75,000 in any individual case;

                  (iv) Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of $75,000 in any individual case;

                  (v) Any license, franchise, distributorship or sales agency agreement or other similar agreements, including those that relate in whole or in part to any software, technical assistance or other know-how used in the past 24 months;

                  (vi) Any notes, debentures, bonds, conditional sale
              agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, shareholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any Person or other legal entity;

                  (vii) Contracts for any capital expenditure or leasehold
              improvement in excess of $75,000;

                  (viii) Any Contracts under which any Encumbrances exist with respect to any material Assets; and

                  (ix) Any other Contracts (other than Minor Contracts and those described in any of (i) through (viii) above) not made in the ordinary course of business.

              (b) The Company has delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 3.16.

              (c) Except as set forth on Schedule 3.16(c), the Company is not in Default under any Contract, which Default could result in a Liability on the part of the Company in excess of $5,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $75,000. Except as set forth on Schedule 3.16(c), the Company has not received any written communication from, or given any written communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Contract.

         3.17 Insurance.

         Schedule 3.17 lists all policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any material claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. The Company has not received any written notice of nonrenewal or cancellation with respect to, or disallowance of any material claim under, any such policy or binder.

         3.18 Intellectual Property.

              (a) Schedule 3.18 sets forth a list of all of the following items that are owned or used by the Company: Patents, registered and material unregistered Copyrights and Trademarks, Internet domain names registered to the Company and Software material to the Business, excluding Off-the Shelf Software, and specifies with respect to each such item whether it is owned or licensed. The Company does not have any Intellectual Property that is material to the Business and that is not listed on Schedule 3.18. Schedule 3.18 also sets forth:
(i) for each such Patent, the number, title and issue and expiration dates for each country in which such Patent has been issued, or if a pending application, the application number, date of filing and title for each country; (ii) for each such Trademark, the application serial number or registration number, the classes of goods and services covered and the registration or application date for each country in which a Trademark has been registered; and (iii) for each such Copyright, the number and date of filing for each country in which a copyright has been filed. All of the Intellectual Property listed in Schedule 3.18 is valid, enforceable and subsisting, and in compliance with all formal legal requirements. With respect to each Trade Secret, the documentation therefor is current, accurate and sufficient in detail and content to identify and explain the Trade Secret and to allow its full and proper use without reliance on the knowledge or memory of any individual.

              (b) The Company owns, or possesses adequate and enforceable licenses or other rights to use (including foreign rights), all Intellectual Property and Software and, except as set forth in the Schedule 3.18, such licenses and rights will not be adversely affected by the Merger. The Company is not, nor will it be as a result of the Merger, in Default of any licenses, sublicenses or any other Contracts to which the Company is a party and pursuant to which it is authorized to use any Intellectual Property or Software owned by a third party. Except as set forth in Schedule 3.18 and excluding Intellectual Property and Software used pursuant to a license, the Company has no obligation to compensate any Person for the use of any Intellectual Property or Software, and the Company has not granted to any Person any license, option or other rights to use in any manner any of its Intellectual Property or Software, whether requiring the payment of royalties or not. Except as set forth in
Schedule 3.18 and excluding Intellectual Property and Software used pursuant to a license, the Company owns all right, title and interest in and to all Intellectual Property and Software, free and clear of any Encumbrances.

              (c) The use of any of the Intellectual Property or Software by the Company or by any of its licensees, distributors or customers does not conflict or interfere with, infringe upon or otherwise violate any rights of any third party, and no action has been instituted against or notices received by the Company that are presently outstanding alleging that the use of any of the Intellectual Property or Software infringes upon or otherwise violates any rights of a third party. No person has notified the Company that it is claiming any ownership of or right to use any of the Intellectual Property or Software. It has been the practice of the Company to seek protection of all Intellectual Property material to the Business; such practice includes requiring all employees of the Company to sign non-disclosure agreements, seeking patent protection for technologies, registering trademarks with the US Patent and Trademark Office and registering copyrights with the US Copyright Office. To the knowledge of the Company, no Person is interfering or infringing upon any of the Intellectual Property or Software in any way. None of the Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, invalidation or cancellation action, claim or proceeding and, to the knowledge of the Company, no such action, claim or proceeding has been threatened against the Company.

              (d) The Company possesses such working copies of all Software, including object and source codes and all related manuals and other documentation, as are necessary for the current conduct of the Business. All of the Software, other than the Off-the-Shelf Software, performs substantially in accordance with its specifications and documentation and is free of material errors and defects. None of the Software licensed to the Company contains any lock, clock, timer, counter, copy protection feature, replication device, defect, "virus" or "worm" as such terms are commonly used in the computer industry, or other device that might lock, disable or erase the Software or require action or intervention by any Person to allow its use by the Company.

              (e) Except as set forth in Schedule 3.18, no present or former employee of, or consultant to, the Company or any predecessor in interest of the Company (including any former employer of a present or former employee or consultant of the Company or any predecessor in interest of the Company) has any proprietary, commercial or other interest, direct or indirect, in any of the Intellectual Property or Software.

         3.19 Year 2000 Compliance.

              (a) Definitions. The following terms are used in this Section 3.19 as defined below:

              "Date Related Hardware/Software" means any software, hardware, firmware, embedded chip, equipment, electrical product or component of the foregoing that processes, transmits, stores and/or receives date and/or time data including any of the foregoing that calculates, specifies, recognizes, validates, presents, compares, records, sequences or outputs date and/or time data.

              "Year 2000 Compliant" or "Year 2000 Compliance" means that (i) the Date Related Hardware/Software at issue accurately processes, transmits, stores and/or receives all correctly inputted date/time data (including calculating, specifying, recognizing, validating, presenting, comparing, recording, sequencing and outputting) within, from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000, including leap year calculations, (ii) neither the performance nor the functionality of the Date Related Hardware/Software at issue will be affected by any dates/times prior to, on or after January 1, 2000 and (iii) the design of the Date Related Hardware/Software at issue, to ensure compliance with the representations and warranties contained in this Section 3.19, includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999 and 2000. In particular, but without limitation, such terms mean that (i) no correctly inputted value for current date/time will cause any error, interruption or decreased performance in or for such Date Related Hardware/Software, (ii) all manipulations of correctly inputted date and time related data (including calculating, specifying, recognizing, validating, presenting, comparing, recording, sequencing and outputting) will produce correct results for all valid dates and times when used independently or in combination with other Date Related Hardware/Software, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations that correctly recognize the year 2000 and any subsequent leap year as a leap year, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, or the element will be rejected if it is ambiguous, (v) authorization codes, passwords and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers and (vi) the provision or use of Date Related Hardware/Software will not be interrupted, delayed or decreased or otherwise affected by the advent of the year 2000.

              (b) Company Date Related Hardware/Software. All Date Related Hardware/ Software used in and material to the Business or provided by the Company in the operation of the Business (collectively, "Company Date Related Hardware/Software"), including any of the foregoing that is a component of any product or service offered or furnished by the Company in the conduct of the Business, will be Year 2000 Compliant as of the Closing Date.

              (c) Suppliers. To the knowledge of the Company, all of the material Date Related Hardware/Software of any of the Company's material vendors, suppliers, landlords, lessors, customers, distributors or sales representatives are Year 2000 Compliant.

              (d) Year 2000 Compliance Investigations and Reports. The Company has furnished Buyer with a true and complete copy of any internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the Company Date Related Hardware/Software. The Company has furnished Buyer with true and complete copies of any customer agreements and other materials and correspondence in which the Company has furnished assurances to any third party as to the performance and/or functionality of any of the Company Date Related Hardware/Software before, on or after January 1, 2000. To the extent that any such item is in the possession of the Company, the Company has furnished Buyer with a true and complete copy of any internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the Date Related Hardware/Software of any of the Company's material vendors, suppliers, customers, distributors or sales representatives.

         3.20 Employee Relations. Except as set forth on Schedule 3.20, the Company (a) is not a party to, involved in or, to the Company's knowledge, threatened by any labor dispute or unfair labor practice charge, (b) is not currently negotiating any collective bargaining agreement, or (c) has not made arrangements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements. The Company has not experienced during the last three years any work stoppage. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (a) holds bargaining rights with respect to the Company's employees by way of certification, interim certification, voluntary recognition, designation or successor rights or (b) has applied to be certified as the bargaining agent of the Company's employees. The Company has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company whose total cash compensation for 1998 exceeded, or whose total compensation for 1999 is expected to exceed, $100,000.

         3.21 ERISA.

              (a) Schedule 3.21(a) contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company is obligated. The Company has delivered to the Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on Schedule 3.21(a).

              (b) Except as specified on Schedule 3.21(b), all such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

              (c) Except as is set forth in Schedule 3.21(c), any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and, with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

              (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA. None of the Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA. The Company does not have any current or potential Liability due to a complete or partial withdrawal from a multiemployer plan or due to the termination or reorganization of a multiemployer plan, and no events have occurred and no circumstances exist that could result in any such Liability to the Company. The Company does not have any Liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

              (e) There are no pending or, to the Company's knowledge, threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable Laws, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of any Seller Party, any basis for such claim. The Benefit Plans are not the subject of any pending (or, to the Company's knowledge, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

              (f) The Company has timely made all required contributions under such Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums.

              (g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and, except as specified on Schedule 3.21(g), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code,
(iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and, in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified on Schedule 3.21(g), no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company, by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

              (h) Except as otherwise set forth on Schedule 3.21(h), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment to be made by the Company or an Affiliate thereof (including severance, unemployment compensation, golden parachute (as defined in Code Section 280G or otherwise)) becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.

              (i) Except as otherwise set forth on Schedule 3.21(i), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280(b)(1) of the Code).

              (j) All Persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under Benefit Plans or otherwise. The Company does not employ and has not employed any leased employees as defined in Section 414(n) of the Code.

         3.22 Corporate Records. The minute books of the Company contain complete, correct and current copies of its Charter Documents and by-laws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders. The stock record books of the Company are complete, correct and current.

         3.23 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 3.23, since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been:

              (a) any material adverse change in the Assets, or the Business, or in the Company's condition (financial or otherwise) or Liabilities;

              (b) any distribution or payment declared or made in respect of capital stock by way of dividends, purchase or redemption of shares or otherwise;

              (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

              (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

              (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

              (f) any payments to any stockholder of the Company or to any Affiliate of any such stockholder or of the Company, other than wages and reimbursements in accordance with past practices and except as specified in
Schedule 3.23(f);

              (g) any change or amendment to its Charter Documents;

              (h) any sale, issuance or acquisition of equity securities or other securities or any grant of options, warrants, calls or commitments of any kind with respect thereto; or

              (i) any borrowings or incurrence of debt, or assumption of any additional Liabilities or Encumbrances except in the ordinary course of business.

         3.24 Previous Sales; Warranties. The Company has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.

         3.25 Customers and Suppliers. The Company has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its material customers and suppliers. Schedule 3.25 contains a list of the names of each of the ten customers that, in the aggregate, for the three years ending December 31, 1996, 1997 and 1998, were the largest dollar volume customers of products or services, or both, sold by the Company. Except as specified on Schedule 3.25, since January 1, 1999 none of such customers has given the Company written notice terminating or canceling any Contract or relationship with the Company, and to the knowledge of the Company, none of such customers intends or has threatened since January 1, 1999 to terminate or cancel any such Contract or relationship. Except as set forth on Schedule 3.25, the Company's aggregate Liabilities with respect to any oral understandings that the Company has with any customers and suppliers regarding financial or service commitments do not exceed $200,000. Schedule 3.25 also contains a list of the ten suppliers of the Company that, in the aggregate, for the years ending December 31, 1996, 1997 and 1998, were the largest dollar volume suppliers of supplies used by the each such business. Except as specified on Schedule 3.25, since January 1, 1999 none of such suppliers has given the Company written notice terminating or canceling any Contract or relationship with the Company, and to the knowledge of the Company, none of such supplier intends or has threatened since January 1, 1999 to terminate or cancel any such Contract or relationship.

         3.26 Finder's Fees. Except for Deutsche Banc Alex. Brown, no Person retained by any Seller Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         3.27 Additional Information. Schedule 3.27 accurately lists the following:

              (a) the names of all officers and directors of the Company;

              (b) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

              (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

              (d) the names of any Persons holding powers of attorney from the Company and a summary statement of the terms thereof; and

              (e) all names under which the Company has conducted any part of the Business or that it has otherwise used at any time during the past five years.

4. Representations and Warranties of the Securityholders.

              Each Securityholder, as to itself only, represents and warrants to the Buyer Parties as follows, as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to actions specifically contemplated hereby):

         4.1 Authorization. If such Securityholder is not a natural person, such Securityholder has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by such Securityholder has been duly authorized by any necessary corporate, partnership or other action. Each of the respective Transaction Documents to which such Securityholder is a party has been duly executed and delivered by such Securityholder and constitutes a valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

         4.2 Validity of Contemplated Transactions. Except for compliance with the HSR Act and any consents specified in Schedule 4.2 with respect to such Securityholder, neither the execution and delivery by such Securityholder of the respective Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a material Default under (a) any Law or Court Order to which such Securityholder is subject, (b) the Charter Documents or bylaws of such Securityholder, if applicable, or (c) any Contract or other document to which such Securityholder is a party or by which any of its assets may be subject. As of the Effective Time, such Securityholder will not have any rights under the Stockholders' Agreement.

         4.3 Stock Ownership. Such Securityholder owns the Shares or Options, or both, listed with respect to the Securityholder in Schedule 3.4, free and clear of all Encumbrances other than restrictions under applicable securities Laws, the consents set forth in Schedule 4.2 and the Stockholders' Agreement.

5. Representations and Warranties of the Buyer Parties.

         The Buyer and the Acquisition Company, jointly and severally, represent and warrant to the Company and the Securityholders as follows, as of the date hereof and also at and as of the Closing

Date as though then made (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to actions specifically contemplated hereby):

         5.1 Corporate. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. Each Buyer Party has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a material adverse effect on the business, operations, properties or condition, financial or otherwise, of such Party.

         5.2 Authorization. Each Buyer Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Buyer Party have been duly authorized by all necessary corporate action, including approval by the Buyer as the sole stockholder of the Acquisition Company under the DGCL. The respective Transaction Documents to which any Buyer Party is a party constitute valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

         5.3 Validity of Contemplated Transactions. Except the consent required under the SunSource Credit Agreement and for compliance with the HSR Act, neither the execution and delivery by any Buyer Party of the Transaction Documents to which it is or will at the Closing become a party, nor the performance of the Transactions to be performed by it, will require any filing, consent, renegotiation or approval under or constitute a Default under (a) any Regulation or Court Order to which such Buyer Party is subject, (b) the Charter Documents or Bylaws of such Buyer Party or (c) any Contract or other document to which such Buyer Party is a party, except for such filings consents, renegotiations and approvals that, if not made or obtained or Defaults and payment obligations that, in the aggregate would not have a material adverse effect on the ability of any Buyer Party to consummate the Transactions.

         5.4 [Intentionally Deleted].

         5.5 Finder's Fees. No Person retained by the Buyer or the Acquisition Company is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.6 Capitalization and Stock Ownership.

             (a) The total authorized capital stock of the Buyer is 100 shares of common stock, all of which are issued and outstanding on the date hereof. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Buyer. The outstanding shares of common stock of the Buyer are all duly and validly authorized and issued, fully paid and non-assessable. The outstanding capital stock of the Buyer are all owned of record by SunSubA, Inc., an indirect wholly-owned subsidiary of SunSource.

             (b) The Buyer complied with all applicable Laws in connection with the issuance of the shares of common stock of the Buyer, and none of the shares of common stock of the Buyer were issued in violation of any Contract binding upon the Buyer.

         5.7 Financial Statements; Certain Liabilities. SunSource has delivered to the Holders' Representative correct and complete copies of the consolidated audited financial statements for SunSource consisting of a balance sheet of SunSource as of December 31, 1998 and 1999 and the statements of income, retained earnings and cash flows for the years ended December 31, 1997, 1998 and 1999 (the "SunSource Financial Statements"). The SunSource Financial Statements are consistent in all material respects with the books and records of SunSource, and there have not been any material transactions that have not been recorded in the accounting records underlying such SunSource Financial Statements. The SunSource Financial Statements present fairly the financial position and the Assets and Liabilities of SunSource as of the dates thereof, and the results of its operations for the periods then ended, all in accordance with GAAP. The balance sheet of SunSource as of December 31, 1999 that is included in the SunSource Financial Statements is referred to herein as the "SunSource Balance Sheet," and the date thereof is referred to as the "SunSource Balance Sheet Date."

         5.8 Absence of Undisclosed Liabilities. SunSource does not have any Liabilities other than (a) Liabilities reflected or reserved for on SunSource Balance Sheet, except as heretofore paid or discharged, (b) Liabilities incurred in the ordinary course since the SunSource Balance Sheet Date that, individually or in the aggregate, are not material to SunSource, and (c) Liabilities under any Contracts that individually or in the aggregate are not reasonably likely to have a material adverse effect on the business, properties, operations or condition (financial or otherwise) of SunSource.

         5.9 Legal Proceedings and Compliance with Law. There is no Material Litigation that is pending or, to the SunSource's knowledge, threatened against or related to SunSource. There has been no Default under any Laws applicable to SunSource, including Environmental Laws, and SunSource has not received any written notices from any governmental entity alleging any Defaults under any Laws, in each case excepting Defaults that in the aggregate would not have a Material Adverse Effect. No material Defaults have occurred with respect to the Buyer during the past five years under any Laws relating to worker safety, including the Occupational Safety and Health Act of 1970, as amended.

         5.10 Absence of Certain Changes. Except as contemplated by this Agreement, or as set forth in filings made with the Securities and Exchange Commission after the SunSource Balance

Sheet Date, since the SunSource Balance Sheet Date, the Buyer has conducted its business in the ordinary course and there has not been:

             (a) any material adverse change in the Assets, or the business, or in SunSource's condition (financial or otherwise) or Liabilities;

             (b) any distribution or payment declared or made in respect of capital stock by way of dividends, purchase or redemption of shares or otherwise;

             (c) except with respect to the Chief Executive Officer of SunSource, any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

             (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

             (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

             (f) any payments to any stockholder of SunSource or to any Affiliate of any such stockholder or of SunSource, other than wages and reimbursements in accordance with past practices;

             (g) any change or amendment to its Charter Documents;

             (h) except with respect to the Chief Executive Officer of SunSource, any sale, issuance or acquisition of equity securities or other securities or any grant of options, warrants, calls or commitments of any kind with respect thereto; or

             (i) except for borrowings under the SunSource Credit Agreement, any borrowings or incurrence of debt, or assumption of any additional Liabilities or Encumbrances except in the ordinary course of business.

6. Mutual Covenants.

         6.1 Fulfillment of Conditions. At and prior to the Closing, the Seller Parties and the Buyer Parties shall use commercially reasonable efforts to fulfill the conditions specified in Section 9 and Section 10, respectively, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes executing and delivering of the agreements and other documents referred to in Section 9 and Section 10, respectively, using commercially reasonable efforts to prepare all necessary documentation and to obtain all necessary approvals, waivers and consents and, in the case of the Buyer, causing the Acquisition Company to comply with the terms of the Transaction Documents.

         6.2 Consents. Each of the Company and the Buyer Parties shall cooperate, and use commercially reasonable efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the Transactions. Each of the Parties shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and shall provide the other Parties with copies of all filings made by such Party with any governmental entity or any other information supplied by such Party to a governmental entity in connection with this Agreement.

         6.3 [Intentionally Deleted]

         6.4 Disclosure of Certain Matters. Each Seller Party on the one hand, and each Buyer Party on the other hand, shall give the Buyer Parties and the Seller Parties, respectively, prompt notice of any event or development that occurs that (a) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading or (b) gives any such Party a reasonable belief that any of the conditions set forth in Sections 9 or 10 will not be satisfied prior to the Termination Date.

         6.5 Public Announcements. Each Party shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to such consultation.

         6.6 Expenses. Each Party shall pay all of its own expenses incurred in connection with the Transactions, except that if a Closing occurs, the Transaction Expenses shall be paid by the Buyer and deducted in the calculation of the Net Common Consideration under Section 2.6(e). The Buyer shall pay the fees and expenses of the Company's auditors, however, with respect to performing the work specified in the last sentence of Section 7.7.

         6.7 Existing Arrangements. Except with respect to any Liabilities relating to this Agreement, (a) each Securityholder hereby terminates as of the Closing any Contract that such Securityholder may have with the Company and releases the Company as of the Closing Date from any Liabilities except for any accrued wages or fringe benefits that may be payable thereunder with respect to services prior to the Closing Date and (b) the Company similarly as of the Closing hereby releases each such Securityholder from any Liabilities.

7. Covenants of the Seller Parties.

         7.1 Restricted Actions. The Company shall not do any of the following prior to the Closing unless waived by the Buyer in writing: amend its Certificate of Incorporation or Bylaws;

merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities: except for the exercise of outstanding rights, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities; transfer, sell, lease or dispose of any Assets outside the ordinary course of business; enter into any Contract or otherwise incur any liability under which the Company's executory obligation in any such individual case is more than $100,000 unless such action is in the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material liability except pursuant to the terms thereof or compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $250,000; or take, or agree in writing or otherwise to take, any of the foregoing actions.

         7.2 Due Diligence. The Company shall give the Buyer Parties the opportunity at all reasonable times to make such examination and investigation of the Company, the Business and Assets as they may deem necessary or desirable for all purposes relating to this Agreement; provided, however, that neither of the Buyer Parties nor any Person acting on their behalf shall undertake any sampling, monitoring, analysis or other physical inspection of any environmental media on, at, beneath or near the Real Property without the Company's prior written consent. To that end, the Company shall open its books of account and records for examination by Seller's Accountants, counsel and other representatives for the Buyer Parties, and the Company shall furnish to the Buyer Parties and such representatives all other information with respect to its affairs as the Buyer Parties may reasonably request and make the officers and senior management of the Company available for discussions regarding the Business. The Company shall also arrange contact or discussions among representatives of the Company, the Buyer and the Company's major customers and suppliers so that the Buyer may evaluate the Company's relationship with such customers and suppliers; provided, however, that the Buyer and its representatives shall not contact or hold discussions with any customers, suppliers or non-management employees of the Company except for such contact or discussions initiated or arranged by Stephen W. Miller.

         7.3 Audited Financial Statements. The Seller Parties shall deliver to the Buyer the audited financial statements of the Company for the year ended December 31, 1999 on or promptly following the Closing Date. The Seller Parties shall also deliver prior to Closing the consent of Ernst & Young LLP to the use of such audited financial statements, together with the other Audited Financial Statements referred to in Section 3.5, in any public placement of securities undertaken by the Buyer or any of its Affiliates and required Securities and Exchange Commission filings of the Buyer. Each Seller Party shall use its Reasonable Best Efforts to cause the Seller's Accountant, at the Buyer's expense and to the extent requested by the Buyer, to provide comfort letters and revise any of such audited financial statements to comply with applicable requirements of the Securities and Exchange Commission.

         7.4 Termination of Options. Subject to Section 2.9, the Company shall take whatever actions may be necessary to terminate prior to the Effective Time any Options that would otherwise be outstanding upon consummation of the Merger.

         7.5 Acquisition Proposals.

             (a) Without the prior written consent of the Buyer, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, Seller's Accountant or other representative retained by it to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal.

             (b) As used in this Agreement, "Acquisition Proposal" means any bona fide proposal made by a third party to acquire (i) "beneficial ownership" (as such term is defined under Rule 13d of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company, including any single or multi-step transaction or series of related transactions that is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (ii) all or substantially all of the business or assets of the Company (other than the Transactions).

         7.6 Competition and Confidentiality.

             (a) During the period beginning on the Closing Date and ending on the third anniversary thereof (the "Non-Competition Period"), no Securityholder that is listed on Schedule 7.6 (a "Restricted Seller") or Controlled Affiliate of any Restricted Seller (each, a "Restricted Party") shall, within North America, directly or indirectly, in any capacity, render services, engage in or have a financial interest in, any business that shall be competitive with the Restricted Business, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including by making available to any such Person any information related to the Company. As used herein, "Restricted Business" means products and services that exist as of the Effective Time of the Merger and any such products or services sold, developed, acquired, licensed, or otherwise obtained or sold by the Company during the period of employment of the Restricted Seller against whom enforcement is sought (including key duplication with related sales of key blanks and accessories, letters, numbers and signs, and engraved tags and other products), that are: (1) sold through current channels of trade including mass merchants, home centers and grocery or drug outlets; or (2) new channels of distribution or markets entered into during the period of employment of the Restricted Seller against whom enforcement is sought. Ownership of not more than 5% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this Section 7.6(a). In addition, during the Non-Competition Period, no Restricted Party shall solicit any employee of the Company who is employed by the Company within 60 days of the Effective Time for the purposes of having any such employee terminate his or her employment with the Company. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each Restricted Seller acknowledges, however, that this Section
7.6 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the payments made to such Restricted Seller hereunder.

             (b) Each Securityholder acknowledges that, by reason of its or his involvement with or employment in the Company, it or he may have had access to Trade Secrets relating to the Company. Each Seller Party acknowledges that such Trade Secrets are a valuable asset and covenants that it or he will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is or becomes in the public domain through no wrongful act of such Seller Party, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) is required by any Law to be disclosed.

             (c) The terms of this Section 7.6 shall apply to each Securityholder and to any Controlled Affiliate of any Securityholder and any of their respective Affiliates that it or he controls to the same extent as if they were parties hereto, and each Securityholder shall take whatever actions are within its or his control to cause any such other Persons to adhere to the terms of this Section 7.6.

             (d) In the event of any breach or threatened breach by any Restricted Party of any provision of Section 7.6, the Buyer shall be entitled to injunctive or other equitable relief, to restrain such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under
Section 7.7. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

         7.7 Cooperation with Financing. Each Seller Party shall cooperate with the Buyer Parties' efforts and those of certain of their Affiliates to obtain such additional financing under the SunSource Credit Agreement, which, when combined with the Glencoe Proceeds, shall be sufficient to enable SunSource and Buyer to complete the Transactions, including by providing access to information and by making the officers and senior management of the Company available for discussions regarding the Business in accordance with Section 7.2 and using its Reasonable Best Efforts to cause the Company's auditors to provide consents to reliance on reports in the Financial Statements and otherwise fully cooperate with the Buyer Parties' efforts to obtain the such financing. Each Seller Party shall also use its Reasonable Best Efforts to cause the Company's auditors, at the Buyer's expense and to the extent requested by the Buyer, to prepare whatever interim financial statements the Buyer may need in connection with such financing, provide comfort letters and revise any of the Financial Statements to comply with applicable requirements of the Securities and Exchange Commission.

8. Covenants of the Buyer.

         8.1 Confidentiality. The Buyer Parties shall treat all information obtained from the Company in connection with their investigation of the Company, the Business and the Assets as information that is subject to the terms and conditions of the Confidentiality Agreement between the Company and SunSource Inc., dated August 2, 1999.

         8.2 Acquisition Company. From the date hereof through the Effective Time, the Buyer will not permit Acquisition Company to, and Acquisition Company will not, (i) issue any shares of capital stock (ii) grant any options or rights to purchase or acquire shares of its capital stock, (iii) grant or enter into any options, warrants, rights, or other agreements or commitments to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquisition Company and (iv) have any obligation to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment.

         8.3 Insurance; Indemnification.

             (a) The Buyer shall cause the Surviving Corporation to maintain in effect for not less than two years after the Effective Time policies of directors' and officers' liability insurance for the benefit of the individuals who, at the Effective Time, were directors or officers of the Company with a policy limit of not less than $2.0 million with respect to matters occurring prior to the Effective Time; provided, however, that the Buyer shall not be required to pay an annual premium for such insurance in excess of the annual premium currently in effect for the Company, but in such case shall purchase as much coverage as possible for such amount.

             (b) From and after the Effective Time, the Buyer shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of the Company, including each person controlling any of the foregoing persons (together with such person's heirs and representatives, the "Indemnified Persons"), against all Damages arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time on terms no less advantageous than those maintained by the Buyer with respect to such matters. The Buyer shall cause the Surviving Corporation to keep in effect provisions in its Charter Documents, on terms no less favorable to the Indemnified Persons than those in effect with respect to similarly situated personnel of the Buyer, providing for exculpation of director and officer liability and indemnification of the Indemnified Persons, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by Law that would enlarge the Indemnified Persons' right of indemnification. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such actions or omissions, (i) the Buyer shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Person in advance of the final disposition of any such action to the full extent permitted by applicable Law, upon receipt of any undertaking required by applicable Law, which advanced amounts shall be repaid in full to the Surviving Corporation by such Indemnified Person if any such matter is decided against such Indemnified Person, and (ii) the Buyer shall cause the Surviving Corporation to cooperate in the defense of any such matter.

             (c) The Buyer shall cause the Surviving Corporation to provide until December 31, 2000 the employees of the Company and their dependents with an employee benefit program that is substantially comparable in the aggregate to the benefits currently provided by the Company. To the extent that any Benefit Plan of the Company is amended or terminated after the Closing Date so as to reduce the benefits that are then being provided with respect to participants thereunder, the Buyer shall cause each individual who is then a participant or beneficiary in such terminated or amended Benefit Plan to participate in any Benefit Plans maintained by the Buyer or its Affiliates so that the employee benefit program made available to any such individual is substantially comparable in the aggregate to any employee benefit program made available to a similarly situated employee of the Buyer, provided that: (i) any Company participant shall receive full credit for all years of service with the Company for purposes of recognition of service for eligibility and vesting; (ii) any Company participant shall participate in such plan on terms that are no less favorable than those offered to similarly situated employees of the Buyer; and
(iii) any Company participant shall participate under any welfare-type benefit plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied under any applicable Benefit Plan in which the participant then participates or is otherwise eligible to participate), and shall receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits.

             (d) The provisions of this Section 8.4 shall survive the Merger, and are intended to be for the benefit of, and shall be enforceable by, any officer or director of the Company and such person's heirs or representatives.

9. Conditions Precedent to the Buyer's Obligations.

         All obligations of the Buyer and the Acquisition Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer or the Acquisition Company), prior thereto, of the following conditions:

         9.1 Representations True at Closing. Except as affected by the actions contemplated by this Agreement or by actions not prohibited by Section 7.1, the representations and warranties of any Seller Party contained in this Agreement and in any other certificate or other writing delivered to the Buyer Parties pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date with the same force and effect as if made on the Closing Date.

         9.2 Performance of Covenants. Each Seller Party shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by such Seller Party on or before the Closing Date, and shall have delivered to the Buyer Parties evidence, in form and substance satisfactory to counsel to the Buyer Parties, that such covenants and agreements have been performed.

         9.3 Certificates. The Buyer Parties shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 9.1 and 9.2 with respect to the Company.

         9.4 Litigation Affecting Closing. No Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

         9.5 Governmental Approvals. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

         9.6 Customers. Except as set forth on Schedule 9.6, none of Walmart, Lowes, Home Depot, K-Mart and PetSmart shall have expressed since January 1, 1999 an intention to reduce materially the amount of business that it does with the Company so that, after taking into account any increases in sales to these and other customers, it is reasonably likely that the Company's aggregate level of annual sales will be materially reduced relative to the level in effect on the date hereof.

         9.7 Employment and Consulting Agreements. Stephen W. Miller, George Heredia and Michael Mueller shall have tendered delivery of executed employment or consulting agreements with the Surviving Corporation with such respective agreements in the forms as were agreed to among the applicable parties on the date hereof.

         9.8 Dissenting Shares. The number of Shares that constitute Dissenting Shares as contemplated by Section 2.8 shall not represent as of immediately prior to the Effective Time more than 1.5% of the sum of the outstanding Common Shares plus any Option Shares.

         9.9 Options. All of the Options shall have been exercised or converted into the right to receive the Common Merger Consideration in accordance with
Section 2.6.

         9.10 Required Consents. The Company shall have delivered to the Buyer the Required Consents and any consents specified on Schedule 4.2.

         9.11 Legal Opinion. The Buyer Parties shall have received a legal opinion of Willkie Farr & Gallagher, counsel to certain Seller Parties, and of Mariscal, Weeks, McIntyre & Friedlander, P.A., counsel to the remaining Seller Parties, in substantially the forms of Exhibits "C" and "D," respectively.

         9.12 Ancillary Documents. The Company and the other intended parties thereto (other than any Buyer Party that is a party thereto) shall have tendered delivery of executed copies of the Escrow Agreement and the other documents contemplated by this Agreement.

         9.13 Company Documents. The Company shall have delivered to the Buyer certified copies of the Company's Charter Documents, and a certificate of status, compliance, good standing or like certificate with respect to the Company issued by the appropriate government official of the Company's jurisdiction of incorporation.

         9.14 Landlord Lien Subordination. The landlord under the Multi-Tenancy Industrial Lease Agreements dated December 19, 1997 and October 13, 1998 (as amended February 18, 1999) shall have agreed to subordinate its lien with respect to certain personal property of the Company to the liens of any holders of third party indebtedness of the Buyer or the Company on terms satisfactory to the Buyer.

10. Conditions Precedent to Obligations of the Seller Parties.

         All obligations of the Seller Parties to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Holders' Representative), prior thereto, of each of the following conditions:

         10.1 Representations True at Closing. The representations and warranties of any Buyer Party contained in this Agreement and in any other certificate or other writing delivered to the Seller Parties pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date with the same force and effect as if made on the Closing Date.

         10.2 Performance of Covenants. Each Buyer Party shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by such Buyer Party on or before the Closing Date, and shall have delivered to the Seller Parties evidence, in form and substance satisfactory to counsel to the Company, that such covenants and agreements have been performed.

         10.3 Certificates. The Seller Parties shall have received a certificate of an executive officer of each Buyer Party to the effect set forth in Sections
10.1 and 10.2 with respect to each Buyer Party, and each such certificate shall be deemed a representation of the related parties.

         10.4 Litigation Affecting Closing. No Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

         10.5 Governmental Approvals. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

         10.6 Legal Opinion. The Seller Parties shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Buyer Parties, in substantially the form of Exhibit "E."

         10.7 Ancillary Documents. The Buyer Parties and the other parties thereto (other than the Company) shall have tendered delivery of executed copies of the Escrow Agreement and the other documents contemplated by this Agreement.

         10.8 Required Consents. The Buyer Parties shall have delivered to the Seller Parties any consents specified on Schedule 5.3.

11. Indemnification.

         11.1 Company-Related Indemnification.

              (a) From and after the Closing Date, each Participating Common Holder shall severally indemnify and hold harmless each Buyer Party, its successors, assigns, officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "Buyer Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith and any consequential or punitive damages, or both, to the extent that they are payable to a third party) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, (ii) any Liabilities for 1998 Matters, (iii) any Scheduled Environmental Matters, or (iv) any Dissenting Shares but only to the extent that any such Damages with respect to any Dissenting Shares exceed the Common Merger Consideration attributable to such Dissenting Shares; provided that the Buyer Indemnified Parties shall not be entitled to recover Damages in each instance from any Participating Common Holder in an amount exceeding the product of (x) the aggregate amount of such Damages and (y) such Participating Common Holder's Pro Rata Share. Any qualifications and exceptions relating to materiality or material adverse effect with respect to any representations or warranties shall be disregarded for the purposes of determining whether a Buyer Indemnified Party shall be entitled to indemnification hereunder with respect to such representations and warranties. In the case of any Damages that the Surviving Corporation actually sustains, suffers or incurs and that relate to any of the items specified in any of clauses (i) through (iii) above, any Buyer Indemnified Party that is an equity owner of the Surviving Corporation shall be deemed to have sustained, suffered or incurred such Damages in an amount that is at least equal to an amount that is proportionate to such Buyer Indemnified Party's ownership interest in such entity. For the avoidance of doubt, it is agreed that any Damages for which an Indemnified Party has been compensated pursuant to
Section 2.14 shall not be further reimbursed pursuant to this Section 11. Notwithstanding the foregoing, no Damages may be recovered under this Section 11 by any Buyer Indemnified Party for any Scheduled Environmental

Matter or any breach of any representation or warranty under Sections 3.15(b) or
(c) except in connection with any claim by any public or private third party against the Company.

              (b) From and after the Closing Date, SunSource shall indemnify and hold harmless each Participating Common Holder, its successors, assigns, officers, directors, employees, stockholders and any person who controls any of such Persons (each, a "Seller Indemnified Party", and together with the Buyer Indemnified Parties, the "Indemnified Parties") from and against any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of, or relate to, any breach of any representation, warranty, covenant or agreement of any Buyer Party contained in this Agreement.

              (c) Any calculation of Damages for purposes of this Section 11.1 shall be (i) net of any insurance recovery made by any Buyer Party (after taking into account the costs of recovery, the taxes paid on any such recovery and the amount of any increased premiums, including any retroactive premium adjustments) and (ii) reduced to take account of any net Tax benefit realized by any Buyer Party or the Company arising from the deductibility of any such Damages or Tax; provided that no Buyer Party shall be required solely for the purpose of realizing a benefit to take any tax position that could have a material adverse effect on such Buyer Party if taken and provided, further, that the Buyer Party shall not be required to disclose its (or its Affiliates') tax returns, work papers or other information with respect to the preparation of such returns, but shall be required to disclose the foregoing only to a nationally-recognized accounting firm that agrees to disclose only its conclusions to the Holders' Representative. Any payment hereunder shall initially be made without regard to this paragraph and shall be reduced to reflect any such net Tax benefit only after the Buyer Party has actually realized such benefit. For purposes of this Agreement, a Buyer Party shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by the Buyer Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Buyer Party's liability for Taxes. Any payment in respect of Damages under this Section 11.1 shall be treated as an adjustment to the purchase price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Buyer Party causes any such payment not to be treated as an adjustment to the purchase price for US Federal income Tax purposes.

         11.2 Securityholder-Related Indemnification. From and after the Closing Date, each Securityholder shall severally indemnify and hold harmless each Buyer Indemnified Party in accordance with this Section 11 from and against any Damages that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation in
Section 4, warranty, covenant or agreement of such Securityholder contained in this Agreement. If a Buyer Indemnifying Party shall be entitled with respect to any circumstances to recover Damages under both Section 11.1 and Section 11.2, the Buyer shall recover such Damages under Section 11.2 and shall not be entitled to recover such Damages under Section 11.1.

         11.3 Holders' Representative.

              (a) WPI shall act as the Holders' Representative (the "Holders' Representative") for the purpose of administering the Escrow Agreement, settling on behalf of the Participating Common Holders any indemnification claims made by any Buyer Indemnified Party under Section 11.1, representing the Participating Common Holders in connection with the determination of the Closing Net Worth and taking any other action that is specifically delegated to the Holders' Representative hereunder. A Buyer Indemnified Party shall give notice under this
Section 11.3 of any claim for indemnification under Section 11.1 to the Participating Common Holder s and the Holders' Representative, but only the Holders' Representative shall be empowered, following such notice, to respond to or take any other action on behalf of the Participating Common Holders with respect to any such claim. The Participating Common Holders shall be bound by any and all actions taken on their behalf by the Holders' Representative in accordance with this Agreement.

              (b) The Buyer Indemnified Parties shall be entitled to rely exclusively upon any communications or writings given or executed by the Holders' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holders' Representative. Except as specifically contemplated by the Escrow Agreement, the Indemnified Buyer Parties shall be entitled to disregard any notices or communications given or made by any Participating Common Holders with respect to a claim under
Section 11.1 unless given or made through the Holders' Representative.

              (c) If the Holders' Representative becomes incapable of performing its responsibilities, the Participating Common Holders that immediately prior to the Effective Date owned a majority of the total of the outstanding Common Shares and Option Shares issuable under Exercisable Options shall choose another Holders' Representative.

              (d) The Holders' Representative shall not be liable to any Participating Common Holder or any other Party for any action taken or omitted to be taken by him as Holders' Representative except in the case of willful misconduct or gross negligence. The Participating Common Holders shall severally, on a pro-rata basis, indemnify the Holders' Representative and hold it harmless from and against any loss, liability or expense of any nature incurred by the Holders' Representative arising out of or in connection with the administration of its duties as Holders' Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Holders' Representative's willful misconduct or gross negligence.

         11.4 Procedure for Claims.

              (a) Any Indemnified Party that seeks indemnification under any part of this Section 11 shall give notice (a "Claim Notice") to each Party alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. (For the purposes of this Section 11, the Holders' Representative shall be deemed the "Indemnitor" with respect to any claim under
Section 11.1 even though the Holders' Representative is only acting in a representative capacity with respect to any such claim, but any Indemnified Party seeking indemnification shall nevertheless give the claim notice to each Party alleged to be responsible pursuant to the first sentence of this Section
11.4. Such notice shall explain in reasonable detail the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the Claim Notice is being sent under Section 11.1 or Section 11.2, the Indemnified Party shall also send a copy of the Claim Notice to the Escrow Agent. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. The Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder (with a copy delivered to the Escrow Agent), and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

              (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. Prior to the date on which all Escrow Funds have been disbursed (the "Escrow Distribution Date"), however, an Indemnified Party shall first be entitled to payment of the related Damages under the Escrow Agreement with respect to a claim under Section 11.1, but only to the extent that Escrow Funds are then being held by the Escrow Agent and such amounts are not subject to other claims for indemnification. Following the Escrow Distribution Date or prior thereto if and to extent that such remaining Escrow Funds are insufficient to satisfy a claim, the Indemnified Escrow Party shall be entitled to payment directly from the Participating Common Holders for their respective Pro Rata Shares of the related Damages. In the case of a claim against any Participating Common Holder under Section 11.2 prior to the Escrow Distribution Date, an Indemnified Party shall first be entitled to payment of the related Damages under the Escrow Agreement, but only to the extent of the Indemnitor's proportionate share of any Escrow Funds that are then being held by the Escrow Agent and such amounts are not subject to other claims for indemnification. Following the Escrow Distribution Date or prior thereto if and to extent that the remaining unclaimed Escrow Funds are insufficient to satisfy a claim, the Indemnified Party shall be entitled to payment directly from the respective Participating Common Holders that are obligated under Section 11.1 or Section 11.2, as the case may be. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any applicable Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

              (c) Notwithstanding any other provision of this Section 11, except as provided below in this paragraph (c) and paragraph (d) below, (i) none of the Buyer Indemnified Parties shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty by any Party (excluding any breaches covered by Section 11.2) until the aggregate of all Damages to such Indemnified Parties from all such breaches of representations or warranties exceeds $1.25 million (the "Deductible Amount"), and then only to the extent of such excess amount, (ii) none of the Participating Common Holders or Buyer Parties, respectively, shall be liable under this Agreement for an aggregate amount in excess of $18.5 million (the "Maximum Indemnification") and (iii) none of the Buyer Indemnified Parties, shall be entitled to make a claim for indemnification pursuant to Section 11.1(a) for any Damages that such Buyer Indemnified Party may sustain, suffer, or incur and that result from, arise out of or relate to any breach of any representation, warranty, comment or agreement unless the amount of such claim for indemnification is equal to or exceeds $10,000 (the "Minimum Claim Amount"). The foregoing limitations with respect to the Deductible Amount shall not apply, however, to (a) any breach of the Company's representations or warranties under Sections 3.1, 3.2 or 3.4(a), the penultimate sentence of Section 3.5 or the sentence of Section 3.25 with respect to aggregate oral commitments, (b) any Claim that can be based on a breach of a covenant or agreement as well as on a breach of a representation or warranty, or
(c) any Claim with respect to any 1998 Matters. The foregoing limitations with respect to the Maximum Indemnification shall not apply, however, to (y) any breach of the Company's representations or warranties under Sections 3.1, 3.2, 3.4(a), 3.6 or the penultimate sentence of Section 3.5, or (z) any breach of any of any Party's representations or warranties that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof. Notwithstanding anything herein to the contrary, no Participating Common Holder shall be liable in connection with this Agreement or the Merger for any amounts in excess of such Participating Common Holder's pro rata portion of the Common Merger Consideration.

              (d) Any Buyer Indemnified Party shall be entitled to indemnification hereunder for one-half of any Damages that such Buyer Indemnified Party may sustain, suffer or incur that result from, arise out of or relate to any Scheduled Environmental Matter, without the limitation of the Deductible Amount or the Minimum Claim Amount but subject to the limitation of the Maximum Indemnification, with such Buyer Indemnified Party bearing the other one-half of such Damages. The amount of Damages borne by any Buyer Indemnified Party with respect to such

Scheduled Environmental Matters shall count as Damages against the Deductible Amount in paragraph (c) above.

         11.5 Claims Period. Any claim for indemnification under this Section 11 shall be made by giving a Claim Notice under Section 11.4 on or before the applicable "Expiration Date" specified below in this Section 11.5, or the claim shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the date that is one year after the Effective Date--any claims that are not specified in any of the succeeding clauses; (b) the date on which the applicable statute of limitations expires--any claim for Damages related to (i) a breach of any covenant or agreement, (ii) a breach of any representations or warranties in Section 3.13, or (iii) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof; and (c) the third anniversary of the Closing Date--any claim with respect to breaches of the representations or warranties in Sections 3.15(b) or
(c). If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

         11.6 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each applicable Indemnitor prompt notice of a third party's institution of such Action. For the purposes only of this Section 11.6, the Holders' Representative shall be deemed the Indemnitor with respect to any Action related to a claim under Section 11.1(a), but such designation shall be for administrative purposes and shall not increase the indemnification obligation of the Holders' Representative hereunder. After such notice, the Indemnitor may, or if so requested by the Indemnified Party, the Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall in any event have the right to participate along with the Indemnitor in the defense of any such Action; and provided further that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Any failure to give prompt notice under this Section 11.6 shall not bar an Indemnified Party's right to claim indemnification under Section 11, except to the extent that the applicable Indemnitor shall have been harmed by such failure.

         11.7 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer Parties. Each Party shall be deemed to be relying on the representations and warranties of any other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions contemplated hereby and complete the Closing.

         11.8 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth in reasonable detail the specific basis for any such potential or contingent claim and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

         11.9 Other Remedies. After the Effective Time, Section 11.1 and Section
11.2 shall constitute the Buyer Parties sole and exclusive remedies in connection with this Agreement or the Merger for the recovery of money damages with respect to the matters described in Section 11.1 and Section 11.2. The terms of this Section 11.9 shall not limit any equitable remedy that may be available to the Buyer Parties with respect to the Transactions.

12. Termination.

         12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

              (a) by mutual written consent of the Company and the Buyer;

              (b) by either the Company or the Buyer, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 12.1 shall not be available to any Party that has breached any of its covenants, representations or warranties in this Agreement;

              (c) by either the Company or the Buyer, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Buyer or the Company from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

              (d) by the Buyer if any Seller Party shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of any Seller Party contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the applicable Seller Party shall not have cured such breach within 10 business days of the Buyer's notice of an intent to terminate; and

              (e) by the Company, if any Buyer Party shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of any Buyer Party contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the applicable Buyer Party shall not have cured such breach within 10 business days of the Company's notice of an intent to terminate.

         12.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 12.1, the covenants in Section 6.5 and in Section 6.6 shall survive the termination hereof. In addition, any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

         12.3 Notice of Termination. Except in the case of termination by mutual consent, any termination under Section 13.1 shall be accomplished by notice in accordance with Section 13.7 to the Company in the case of any termination by the Buyer and to the Buyer in the case of any termination by the Company.

13. General.

         13.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

         13.2 Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents necessary to complete the transactions contemplated hereby.

         13.3 Binding Effect. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any Party hereto without the written consent of the other Parties; provided that Buyer may collaterally assign its rights hereunder to any party or parties providing financing to Buyer, including the Acquisition Financing. If after the Closing Date any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties, assets or stock to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of any such Party (or their successors and assigns) shall assume the obligations of such Party in this Agreement.

         13.4 Waiver of Conditions. Any Party hereto may waive any condition provided in this Agreement for its benefit.

         13.5 Exhibits. All of the Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof.

         13.6 Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

         13.7 Notices. Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of the date when received at, or the seventh day after the date when sent by registered or certified mail to, the respective addresses specified for the parties below.

                  TO THE BUYER PARTIES:

                           The Hillman Group, Inc.
                           c/o SunSource Inc.
                           3000 One Logan Square
                           Philadelphia, PA 19103
                           Attention:  Mr. Joseph M. Corvino
                           FAX: 215-282-1309

                  With a copy to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA  19103-2921
                           Attention:  Thomas J. Sharbaugh, Esq.
                           FAX:  215-963-5299

                  TO THE COMPANY:

                           Axxess Technologies, Inc.
                           9185 South Farmer Avenue
                           Tempe, AZ 85284
                           Attention: Stephen W. Miller
                           FAX: 480-731-6974


                  TO THE SECURITYHOLDERS AND THE HOLDERS' REPRESENTATIVE: the respective addresses set forth on Schedule 13.7

                  With a copy (in the case of the Company, the Participating Common Holders or the Holders' Representative) to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, NY  10019-6099
                  Attention:  William H. Gump, Esquire
                  Fax:     212-728-8111

         13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         13.9 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto at any time prior to the filing of the Certificate of Merger, and any such amendment shall be by a written instrument signed by the parties hereto; provided, however, that this Agreement may only be amended without approval of the stockholders of the Company and the Acquisition Company to the extent permitted by applicable law.

         13.10 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         13.11 Disclosure Schedules. The Buyer hereby acknowledges that the Company Disclosure Schedule (a) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) is qualified in its entirety by reference to specific provisions of this Agreement,
(c) is not intended to constitute and shall not be construed as indicating that such subject matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement and (d) disclosure of the information contained in one section of the Company Disclosure Schedule shall be deemed to be proper disclosure for all sections of the Company Disclosure Schedule unless disclosure in more than one section is necessary to make it clear that such disclosure is relevant to such additional section or sections.

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                             SUNSOURCE INC.


                                             By: ______________________________


                                             THE HILLMAN GROUP, INC.


                                             By: ______________________________


                                             THE HILLMAN GROUP ACQUISITION CORP.



                                             By: ______________________________


                                             AXXESS TECHNOLOGIES, INC.



                                             By: ______________________________


                                             WARBURG, PINCUS INVESTORS, L.P.

                                                 By: Warburg, Pincus & Co.,
                                                     as its General Partner


                                                 By: __________________________

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]


                                             __________________________________
                                             STEPHEN MILLER


                                             __________________________________
                                             GEORGE HEREDIA


                                             __________________________________
                                             DAVID RICHARDS


                                             __________________________________
                                             BRADLEY LINES


                                             __________________________________
                                             MICHAEL MUELLER


                                             __________________________________
                                             MARK YEARY


                                             __________________________________
                                             STEPHEN POLUDNIAK